NEWS RELEASE Mid Penn Contact: Jennifer Trautlein 717-914-6577 jen.trautlein@midpennbank.com FOR IMMEDIATE RELEASE MID PENN BANK APPOINTS SCOTT MICKLEWRIGHT CHIEF OPERATING OFFICER; ANNOUNCES EXECUTIVE LEADERSHIP CHANGES MILLERSBURG, PA. – November 2, 2026. Mid Penn Bank (the “Bank”), a wholly owned subsidiary of Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), today announced the appointment of First Senior Executive Vice President Scott W. Micklewright to the role of chief operating officer of the Bank, effective immediately. In this role, Micklewright will oversee most of the Bank’s operating divisions, including loan, deposit and treasury services operations; the human resources and administration groups, including Mid Penn University; credit underwriting and credit administration; retail banking; and residential mortgage lending. Micklewright has been with Mid Penn for more than 17 years, primarily in senior executive roles, and has helped shape its strategic plan. He will continue to report directly to Bank President and Chief Executive Officer Rory Ritrievi. “I am thrilled to announce Scott’s appointment as chief operating officer of Mid Penn Bank,” Ritrievi said. “Scott brings extensive experience across our business and deep institutional knowledge to his new role. Together, these leadership changes mark an exciting next step as we strengthen coordination across the Bank and advance our strategic plan.” The Bank also announced that Senior Executive Vice President Heather Hall has been named president of the Bank’s western division, encompassing Dauphin, Cumberland, Lancaster, Berks, Schuylkill, Luzerne, Clearfield, Centre, Fayette and Westmoreland counties, as well as adjoining counties. In this role, Hall will oversee all aspects of customer development and customer experience and report directly to Ritrievi. She previously served as the Bank’s chief lending officer and market president for the Greater Harrisburg market. Margaret Steinour has been named First Executive Vice President and chief operations officer. She will oversee all loan, deposit and treasury services operations groups and report directly to Micklewright. Steinour has been with Mid Penn for 14 years in various senior roles and previously served as chief administrative officer.

Heather Petito-Bentley has been named chief administrative officer, succeeding Steinour. She will oversee the human resources group, including payroll and benefits, talent acquisition, performance coaching and employee development, as well as Mid Penn University, the College Through Work Program, the Internship Program, the Professional Development Program and the Mentorship Program. Petito-Bentley has been with Mid Penn for eight years and previously served as the Bank’s deputy director of human resources and performance coach. She will report directly to Micklewright. # # # About Mid Penn Bank Mid Penn Bank, headquartered in Millersburg, Pennsylvania, has been serving the community since 1868. The Bank operates 59 retail locations throughout Pennsylvania and central and southern New Jersey and has total assets of more than $7 billion. Mid Penn offers a comprehensive portfolio of financial products and services to meet the banking needs of the communities it serves. To learn more, please visit www.midpennbank.com.